UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2016 (February 5, 2016)

Cole Office & Industrial REIT (CCIT II), Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-55436	46-2218486
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On March 11, 2015, Cole Office & Industrial REIT (CCIT II), Inc. (the “Company”), through ARCP OFC Phoenix (Central) AZ, LLC, a wholly-owned subsidiary (the “Borrower”), entered into a loan agreement with Barclays Bank PLC (together with its successors and assigns, the “Lender”), an unaffiliated entity, in the principal amount of $71.5 million (the “Loan”), as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 17, 2015. The Loan is collateralized by one multi-tenant commercial property that is 99% leased to Freeport Minerals Corporation (“Freeport”), a wholly-owned subsidiary of Freeport-McMoRan Inc., which the Company purchased for a purchase price of $110.0 million. As described in the loan agreement, the Loan provides that in the event Freeport’s credit rating is downgraded below certain thresholds, the Company’s cash flow in excess of approved operating expenses, management fees and debt service payments from Freeport’s lease payments would be swept to a cash management account to be held in reserve for approved leasing expenses. On January 27, 2016, Moody’s Investors Services, Inc. downgraded Freeport’s debt below the thresholds provided in the Loan as a result of weakened market demand and lower prices for copper and oil. On February 5, 2016, the Borrower entered into a modification agreement to the Loan to provide that the Lender will accept a letter of credit in lieu of any cash sweep (the “Modification”). Also on February 5, 2016, in connection with the Modification, a letter of credit in the aggregate amount of approximately $4.9 million was issued pursuant to our existing credit agreement with JPMorgan Chase Bank, N.A. for the benefit of the Lender. This letter of credit will be held for and applied to any approved leasing expenses, and is subject to renewal on an annual basis. Under the terms of the Modification, if Freeport’s credit rating continues to be below the thresholds provided in the Loan on the date that the cash management account would have accrued approximately $4.9 million had the cash sweep been put into effect as originally contemplated by the Loan, then the amount of the letter of credit will be increased at that time by the total amount that would be expected to accrue in the cash management account in the next twelve months if the cash sweep had been put into effect, less any approved leasing expenses previously paid by the Borrower. Subsequent future adjustments would be made annually thereafter based upon a similar process. All other material terms of the Loan remain unchanged by the Modification. As of February 5, 2016, $71.5 million was outstanding under the Loan, as amended.
The foregoing description of the Modification does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Modification, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information pertaining to the Modification and the Loan, as amended, set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

10.1
Modification Agreement, dated February 5, 2016, by and between ARCP OFC Phoenix (Central) AZ, LLC, Cole Corporate Income Operating Partnership II, LP and Wilmington Trust, National Association, as Trustee for the benefit of the registered holders of JPMBB Commercial Mortgage Securities Trust 2015-C28, Commercial Mortgage Pass-through Certificates, Series 2015-C28, acting by and through Wells Fargo Bank, National Association.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 11, 2016	COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Chief Financial Officer and Treasurer
(Principal Financial Officer)

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
Modification Agreement, dated February 5, 2016, by and between ARCP OFC Phoenix (Central) AZ, LLC, Cole Corporate Income Operating Partnership II, LP and Wilmington Trust, National Association, as Trustee for the benefit of the registered holders of JPMBB Commercial Mortgage Securities Trust 2015-C28, Commercial Mortgage Pass-through Certificates, Series 2015-C28, acting by and through Wells Fargo Bank, National Association.

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